FOR IMMEDIATE RELEASE


                     Commerce Bank Appoints John J. Cardello
                              to Board of Directors

CAMP HILL, PA (Jan. 28, 2004)-- Pennsylvania Commerce Bancorp, Inc. (NASDAQ:
COBH), parent company of Commerce Bank/Harrisburg, NA, today announced the appointment of John J. Cardello, CPA, to the bank's Board of Directors, expanding the board to nine members. Cardello is partner at Seligman, Friedman & Co., PC, certified public accountants and consultants.

A resident of York, PA, Cardello is responsible for the accounting and auditing functions of Seligman, Friedman & Co. He is one of five members of the firm's executive committee, which oversees offices in York, Harrisburg and State College, PA. Cardello has more than 20 years of accounting and business consulting experience.

"We are pleased to welcome John to Commerce Bank's Board of Directors," said Chairman of the Board, President and CEO Gary L. Nalbandian. "His experience and expertise will be valuable assets to our current board membership. We look forward to John's contributions to the growth and success of `America's Most Convenient Bank.'"

Cardello primarily focuses on accounting, auditing, tax planning and business consulting for closely-held construction companies. He manages Seligman, Friedman & Co.'s construction division and is active in several construction industry organizations. He also has expertise in the audits of regional and national corporations and employee benefit plans.

A recognized expert on the management of public accounting firms, Cardello is certified to perform Peer Review Engagements on behalf of other CPA firms, involving the evaluation of accounting and quality control procedures and assisting in the formation of quality assurance systems.

Cardello is past president of the South Central Chapter of the Pennsylvania Institute of Certified Public Accountants. He serves as board member and treasurer of The Salvation Army and committee member for the Central Pennsylvania Certified Manager of Financial Advisors


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PAGE 2-- Commerce Bank Appoints John J. Cardello to Board of Directors


organization. Cardello is a member of the American Institute of Certified Public Accountants, the Institute of Management Accounting and the American Builders Association. He earned his bachelor's degree in accounting from The Pennsylvania State University.

Cardello joins board members Gary L. Nalbandian, Chairman, President and CEO, Pennsylvania Commerce Bancorp; James R. Adair, President and CEO, Adair Construction Services, Inc.; Douglas S. Gelder, Owner and President, DSG Development; Alan R. Hassman, Owner and Operator, Seven McDonald's Restaurant Locations; Howell C. Mette, Senior Partner, Mette, Evens & Woodside; Peter J. Ressler, Attorney, Mette, Evens & Woodside; Michael A. Serluco, Owner, Consolidated Properties; and Samir J. Srouji, MD, Owner, Plastic Surgery, PC.

Commerce Bank/Harrisburg opened its first office in Camp Hill, PA, in June of 1985. In the 19 years since, the bank has cultivated a unique retail model that has produced dynamic growth. The bank has doubled its number of branches in Central Pennsylvania in recent years, growing a network of 23 stores in Berks, Cumberland, Dauphin, Lebanon and York counties.

Commerce's hallmark products and services include seven-day branch banking, totally free checking, no-fee instant-issue ATM/Visa check card, free interactive Penny Arcade coin-counting machines, America's Best Online Banking and 24/7 Bank-by-Phone.

Commerce Bank/Harrisburg has been recognized by U.S. Banker as the No. 1 performer in its region and one of the top-performing publicly traded community banks in the country. Regionally, the bank has been named to the Central Penn Business Journal Top Fifty Fastest Growing Companies list and the Patriot-News Superstar Leaders list.

A subsidiary of Pennsylvania Commerce Bancorp, Commerce Bank/Harrisburg currently has assets exceeding $1 billion and is working toward an asset goal of $2 billion and a branch network of 40 offices by 2006. Pennsylvania Commerce Bancorp shares the Commerce brand with the Commerce Bancorp Inc. (NYSE: CBH) network of banks headquartered in Cherry Hill, NJ.

For more information about Commerce Bank/Harrisburg, visit the bank's interactive financial resource center at commercepc.com.

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